Exhibit 99.1

For Immediate Release | Global Communications | MetLife, Inc.

MetLife Names Adrienne O’Neill as Chief Accounting Officer

NEW YORK, July 30, 2025 — MetLife, Inc. (NYSE: MET) today announced that Adrienne O’Neill will join the company as Executive Vice President and Chief Accounting Officer, effective Sept. 2, 2025. She will report to John McCallion, Executive Vice President and Chief Financial Officer, and head of MetLife Investment Management.

“We’re excited to bring on board Adrienne’s deep expertise in accounting, financial planning, and financial reporting, as well as her proven and broad leadership experience across an array of finance functions,” said McCallion. “She will be a critical partner in evaluating the current financial landscape and helping our leadership team to anticipate what’s next, enabling the successful execution of our New Frontier strategy.”

As Chief Accounting Officer, O’Neill will lead all corporate accounting and reporting activities, as well as financial planning and analysis. She will be responsible for communicating the company’s financial information in compliance with all applicable standards and regulatory requirements.

O’Neill joins MetLife from Manulife Financial Corporation, where she held several finance leadership positions during her 18 years with the firm including Chief Financial Officer for Asia, Global Controller and Group Chief Accounting Officer, and Global Head of Investor Relations.

O’Neill said: “I am thrilled to be joining MetLife at such an exciting time in the execution of its strategy and look forward to partnering across the leadership team to continue to drive excellence in the finance function and further enable the company’s long-term growth.”

She replaces interim Chief Accounting Officer Toby Srihiran Brown, who took on the temporary assignment in March 2025 and will continue in his role as Executive Vice President and Global Head of Reinsurance.

O’Neill earned her Bachelor of Business Administration with Honors from Wilfrid Laurier University in Ontario, Canada. She is a Chartered Financial Analyst and Chartered Professional Accountant and was recognized as a CPA fellow in 2023 for exceptional service to the profession and community.

For Media:

Jane Slusark

347-989-5477

Jane.slusark@metlife.com

About MetLife

MetLife, Inc. (NYSE: MET), through its subsidiaries and affiliates (“MetLife”), is one of the world’s leading financial services companies, providing insurance, annuities, employee benefits and asset management to help individual and institutional customers build a more confident future. Founded in 1868, MetLife has operations in more than 40 markets globally and holds leading positions in the United States, Asia, Latin America, Europe and the Middle East. For more information, visit www.metlife.com.

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